 Exhibit 99.3

For Information:
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PUT OPTION NOTIFICATION FOR
3.50% SENIOR CONVERTIBLE NOTES DUE 2027

DENVER, CO - March 5, 2012 - SM Energy Company (NYSE: SM) (the “Company”) today announced that it is notifying holders of its 3.50% Senior Convertible Notes due 2027 (the “Notes”) that the holders have the right, pursuant to the terms of the indenture governing the Notes, to require the Company to repurchase all or a portion of their Notes (the “Put Right”). The Company has elected to repurchase any Notes for which holders properly exercise their Put Right for cash. The Put Right expires at 5:00 p.m., New York City time, on Friday, March 30, 2012.

As required by rules of the United States Securities and Exchange Commission, the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions and procedures for exercising the Put Right will be available through the Depository Trust Company and the paying agent, which is Wells Fargo Bank, N.A. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Right. The Put Right entitles each holder of the Notes to require the Company to repurchase all or a part of such holder's Notes in principal amounts equal to $1,000 or integral multiples of $1,000. The purchase price for such Notes will be equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but not including April 1, 2012 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Notes and the indenture governing the Notes. The Repurchase Date is an interest payment date under the terms of the Notes. Accordingly, on April 2, 2012, the business day immediately following the Repurchase Date, the Company will pay accrued and unpaid interest on all of the Notes through March 31, 2012, to all holders who were holders of record on March 15, 2012, regardless of whether the Put Right is exercised with respect to such Notes. On the Repurchase Date, there will be no accrued and unpaid interest on the Notes. As of March 2, 2012, there was $287,500,000 in aggregate principal amount of the Notes outstanding. If all outstanding Notes are surrendered for repurchase pursuant to the Put Option, the aggregate cash purchase price will be $287,500,000. The Company intends to use available cash to fund the purchase of any Notes with respect to which a holder has validly exercised the Put Right.

The Notes will be convertible, in certain circumstances, into shares of the Company's common stock, or, at the Company's election into cash or a combination of cash and shares. Any conversion into shares of the Company's common stock will be based on an initial conversion rate of 18.3757 shares of the Company's common stock per $1,000 principal amount of Notes. On February 29, 2012, the closing sales price of the Company's common stock was $78.72 per share.

The opportunity for holders of the Notes to exercise the Put Right commences today, March 5, 2012, and will terminate at 5:00 p.m. New York City time, on March 30, 2012. In order to exercise the Put Right, a holder must follow the transmittal procedures set forth in the Company's Put Right Notice to holders (the “Put Right Notice”), which is available through the Depository Trust Company and Wells Fargo Bank, N.A. Holders may withdraw any previously tendered Notes pursuant to the terms of the Put Right at any time prior to 5:00 p.m. New York City time, on March 30, 2012 or as otherwise provided by applicable law.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of SM Energy Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with the Company's Put Right Notice dated March 5, 2012 and related documents. Holders of Notes may request the Company's Put Right Notice from the paying agent, Wells Fargo Bank, N.A.

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:	By Telephone:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	(800) 344-5128

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY'S SCHEDULE TO, PUT RIGHT NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE UNITED STATED SECURITIES AND EXCHANGE COMMISSION (“SEC”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SM ENERGY COMPANY AND THE PUT RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC's website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at SM Energy's website, www.sm-energy.com.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.